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                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF McLEODUSA INCORPORATED

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
                                                             State of
Name                                                       Incorporation
----                                                       -------------
McLeodUSA Telecommunications Services, Inc.                     Iowa

McLeodUSA Media Group, Inc.                                     Iowa

McLeodUSA Publishing Company                                    Iowa

McLeodUSA Diversified, Inc.                                     Iowa

McLeodUSA Network Services, Inc.                                Iowa

Consolidated Communication Inc.                                 Delaware

Consolidated Communications Directories Inc.                    Illinois

Consolidated Communications Telecom Services Inc.               Illinois

Illinois Consolidated Telephone Company                         Illinois

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